Expense Limitation Agreement

April 11, 2013

To:	LoCorr Investment Trust 261 School Avenue, 4th Floor Excelsior, MN 55331

Dear Board Members:

You have engaged us to act as the sole investment adviser to the series of the LoCorr Investment Trust (the “Trust”) listed on Appendix A to this Agreement (each a “Fund” and collectively, the “Funds”), pursuant to a Management Agreement dated as of April 11, 2013.

Effective for the periods listed on Appendix A, we agree to waive management fees and/or reimburse each Fund for expenses the Fund incurs, but only to the extent necessary to maintain the Fund's total annual operating expenses after fee waivers and/or reimbursement (exclusive of any Rule 12b-1 distribution and/or servicing fees, taxes, interest, brokerage commissions, expenses incurred in connection with any merger or reorganization, indirect expenses, expenses of other investment companies in which the Fund may invest, or extraordinary expenses such as litigation and inclusive of organizational costs incurred prior to the commencement of operations) at the amounts listed on Appendix A.

We further agree to waive all management fees from each Fund’s subsidiary, so long as the subsidiary is wholly-owned by the Fund.

This Expense Limitation Agreement may not be terminated by LoCorr Fund Management, LLC, but may be terminated by the Fund's Board of Trustees, on 60 days’ written notice to LoCorr Fund Management, LLC.

Any waiver or reimbursement by us is subject to repayment by the respective Fund within the three fiscal years following the fiscal year in which the expenses occurred, if the Fund is able to make the repayment without exceeding its current expense limitations and the repayment is approved by the Board of Trustees.

Very truly yours, LoCorr Fund Management, LLC /s/ Kevin M. Kinzie Kevin M. Kinzie, CEO
Acceptance

The foregoing Expense Limitation Agreement is hereby accepted.

LoCorr Investment Trust /s/ Kevin M. Kinzie Kevin M. Kinzie, President

Appendix A

LoCorr Investment Trust
Expense Limitation Agreement

Fund	Expense Limit as a Percentage of the Average Daily Net Assets of the Fund	Effective Period
LoCorr Managed Futures Strategy Fund	1.95%	through April 30, 2014
LoCorr Long/Short Commodities Strategy Fund	1.95%	through April 30, 2014
LoCorr Long/Short Equity Fund	2.90%	Through April 30, 2014

694481.2

LoCorr Investment Trust
Expense Limitation Agreement